Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2007 Fourth Quarter and Year-End Financial Results

•	Fourth Quarter and Year 2007 Product Sales Reflect 13% and 24% Growth, Respectively, Over Same Periods in 2006

•

Fourth Quarter 2007 Operating Loss of $5.1 Million, which Includes a Net $1.1 Million Non-Cash Charge for Stock Options Exchanged for Common Shares in a Tender Offer, Increased 21% Compared to Fourth Quarter 2006 Operating Loss of $4.2 Million

•	2007 Operating Loss of $13.6 Million, a 20% Reduction versus Operating Loss of $17.0 Million for 2006

•	Working Capital of $61.8 Million, with a Cash and Investments of $48.4 Million, at December 31, 2007

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, March 12, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the quarter and year ended December 31, 2007. Product sales for the quarter ended December 31, 2007 increased 13% to $15.6 million as compared to $13.8 million for the same period in 2006. Product sales for 2007 increased 24% to $58.0 million, as compared to $46.8 million for 2006. Excluding sales of our VITOMATRIX™ dental scaffold, which is not sold by our sales and distribution channel, and our former ENDOSKELETON™ product, product sales for the quarter and year ended December 31, 2007 increased 19% and 26%, respectively, as compared to the same periods in 2006. See “Non-GAAP Disclosures and Reconciliation” below for a detailed reconciliation between the non-GAAP and GAAP reported sales results.

Sales growth for the reported periods in 2007 was primarily attributable to increased sales volume of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 60% of product sales during the quarters and years ended December 31, 2007 and 2006 were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation. VITAGEL, which was launched at the start of 2005, contributed approximately 22% and 21% of our product sales during the quarter and year ended December 31, 2007, respectively, as compared to approximately 16% and 17% of our product sales during the corresponding periods in 2006.

Gross profit for the quarters ended December 31, 2007 and 2006 was $9.7 million and $8.2 million, respectively. As a percentage of sales, gross profit grew to 62% for the fourth quarter of 2007 from 59% for the fourth quarter of 2006. Gross profit for 2007 was $37.5 million, as compared to $29.0 million in 2006. As a percentage of sales, gross profit grew to 65% for 2007 from 62% for 2006. The increase in the gross profit margins for the quarter and year ended December 31, 2007, as compared to the gross profit margins for the corresponding periods in 2006, reflects improved manufacturing efficiencies and lower VITAGEL royalty expense as a percentage of product sales.

Operating expenses for the quarters ended December 31, 2007 and 2006 were $14.7 million and $12.4 million, respectively, representing a 19% increase in operating expenses, as compared to a 13% increase in product sales and an 18% increase in gross profit for the quarter. Operating expenses for the quarter ended December 31, 2007 include a non-cash charge of $1.1 million for the exchange of non-employee consultant stock options for shares of our common stock pursuant to a tender offer, net of fair value adjustments for our fully-vested non-employee consultant stock options. For 2007 and 2006, operating expenses were $51.1 million and $46.0 million, respectively, which represent an 11% increase in operating expenses, as compared to a 24% increase in product sales and a 29% increase in gross profit from 2006 to 2007. The increase in operating expenses for the quarter and year ended December 31, 2007 was primarily due to higher selling and marketing expense, including salary and benefit costs incurred by expanding our field sales team in order to support the growth of U.S. product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2007. The number of our direct sales representatives increased from 76 at December 31, 2006 to 83 at December 31, 2007.

The operating loss for the quarter ended December 31, 2007 increased to $5.1 million from $4.2 million for the quarter ended December 31, 2006. The operating loss for 2007 and 2006 was $13.6 million and $17.0 million, respectively. The increase in operating loss for the quarter ended December 31, 2007 as compared to the corresponding period in 2006 primarily resulted from increased operating expenses due to the $1.1 million net non-cash charge for the exchange of our non-employee consultant stock options for shares of our common stock. The decrease in operating loss for 2007 as compared to 2006 primarily resulted from increased product sales and gross profit, partially offset by an increase in operating expenses.

The net loss for the quarter ended December 31, 2007 increased to $4.9 million from $4.3 million for the quarter ended December 31, 2006. The net loss per common share for the quarters ended December 31, 2007 and 2006 was $0.06 and $0.08, respectively, based upon 75,116,000 and 56,256,000 shares of common stock outstanding, respectively. The net loss for 2007 and 2006 was $29.9 million and $17.5 million, respectively. The net loss per common share for 2007 and 2006 was $0.44 and $0.33, respectively, based upon 67,181,000 and 53,354,000 shares of common stock outstanding, respectively. The net loss for 2007 included a charge of $16.6 million for the repurchase of our revenue interest obligation from Royalty Trust on July 30, 2007. As a result of our repurchase of the revenue interest obligation, we no longer are obligated to pay royalties on our products subject to the revenue interest obligation, including VITOSS and CORTOSS. The repurchase price for the revenue interest obligation consisted of a payment of $20 million in cash and 1,136,364 shares of our common stock valued at $3.8 million. The $16.6 million charge accounts for the difference between the repurchase price valued at $23.8 million and the $7.2 million carrying value of the revenue interest liability on our Consolidated Balance Sheet as of the date of the transaction.

Excluding the non-cash charge related to the tender offer and all quarterly non-cash fair value adjustments for our fully vested non-employee consultant stock options outstanding as of December 31, 2007 and 2006, respectively, the net loss for the quarter ended December 31, 2007 decreased to $3.7 million from $4.2 million for the quarter ended December 31, 2006. Excluding the charge of $16.6 million for the repurchase of our revenue interest obligation and the net non-cash charge for the tender offer, the net loss for 2007 decreased to $12.8 million from $18.0 million for 2006. The decrease in net loss for the quarter and year ended December 31, 2007 as compared to the corresponding periods in 2006 primarily resulted from increased product sales and gross profit, partially offset by an increase in operating expenses. See “Non-GAAP Disclosures and Reconciliation” below for a detailed reconciliation between the non-GAAP and GAAP reported net loss results.

Cash, cash equivalents, and investments were $48.4 million at December 31, 2007 in comparison to cash, cash equivalents and investments of $28.3 million at December 31, 2006. For 2007, the net cash and cash equivalents used in operating activities were $14.2 million, compared to $16.0 million for 2006. Net cash and cash equivalents used in operating activities for 2007 decreased as compared with 2006 primarily due to the reduction in operating loss and increase in accounts payable, partially offset by an increase in inventory.

Non-GAAP Disclosures and Reconciliation

This press release includes non-GAAP financial information relating to the Company’s product sales for the quarters and years ended December 31, 2007 and 2006. The non-GAAP financial information excludes sales of our VITOMATRIX dental scaffold and former ENDOSKELETON product. The Company sold the ENDOSKELETON product line in the first quarter of 2007. Accordingly, the Company had no sales of ENDOSKELETON products during 2007. Sales of VITOMATRIX were made pursuant to a corporate supply agreement as a raw material for a dental product that is not sold by the Company. Management believes that a presentation of the non-GAAP sales results excluding the effect of VITOMATRIX and ENDOSKELETON sales will enhance comparability of the Company’s product sales results for the quarter and year ended December 31, 2007 with those of the same periods of the prior year by excluding product sales that we believe are not indicative of our core operating results.

We have provided below for your reference supplemental financial disclosure for the non-GAAP measure of sales described above, including the most directly comparable GAAP measure and an associated reconciliation.

	Quarter Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Product Sales (as reported)	$15,575,360	$13,807,284	13%	$58,045,676	$46,828,047	24%
Less: ENDOSKELETON product sales	—	$(711,253)		—	$(902,593)
Less: VITOMATRIX product sales	$(2,975)	—		$(424,375)	$(207,680)

Product Sales (excluding ENDOSKELETON and VITOMATRIX product sales)	$15,572,385	$13,096,031	19%	$57,621,301	$45,717,774	26%

We have also provided below for your reference supplemental financial disclosure for the non-GAAP measure of net loss described above, including the most directly comparable GAAP measure and an associated reconciliation. Our non-GAAP presentation of net loss excludes the effect of the repurchase of a revenue interest obligation (a non-recurring charge) and the tender offer (a non-cash charge reflected in the fourth quarter of 2007), net of non-cash fair value adjustments for our consultant stock options. Because of the non-recurring or infrequent nature and/or non-cash nature of these charges, management believes that excluding them will enhance comparability of the Company’s net loss results for the quarter and year ended December 31, 2007 with those of the same periods of the prior year.

	Quarter Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
Net Loss (as reported)	$(4,850,201)	$(4,340,899)	12%	$(29,882,163)	$(17,463,639)	71%
Adjustments to Net Loss:
Add: Charge for Repurchase of Revenue Interest Obligation	—	—		$16,605,029	—
Add: Non-cash Charge for Tender Offer of Non-Employee Stock Options, net of fair value adjustments for our fully-vested non-employee consultant stock options	$1,137,011	$120,356		$475,770	$(535,469)

Net Loss, as Adjusted	$(3,713,190)	$(4,220,543)	(12%)	$(12,801,364)	$(17,999,108)	(29%)

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern time on Thursday, March 13, 2008 to review and discuss the fourth quarter and full year 2007 financial results and provide guidance for 2008. The phone number to join the conference call from within the U.S. is

(888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 34776172. Participants should dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning March 13, 2008, at 11:30 a.m. Eastern Time, and ending March 20, 2008, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 34776172.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

	Quarter Ended December 31,				Year Ended December 31,
	2007		2006		2007		2006
Statements of Operations Data:
PRODUCT SALES	$15,575,360	100%	$13,807,284	100%	$58,045,676	100%	$46,828,047	100%
COST OF SALES	5,912,814	38%	5,617,167	41%	20,543,363	35%	17,782,575	38%

GROSS PROFIT	9,662,546	62%	8,190,117	59%	37,502,313	65%	29,045,472	62%

OPERATING EXPENSES:
General & administrative expenses	2,542,130	16%	2,376,258	17%	10,700,612	18%	8,939,005	19%
Selling & marketing expenses	10,312,031	66%	8,221,342	60%	33,944,777	58%	28,595,431	61%
Research & development expenses	1,895,801	13%	1,794,593	13%	6,434,894	11%	8,471,503	18%

Total operating expenses	14,749,962	95%	12,392,193	90%	51,080,283	88%	46,005,939	98%

OPERATING LOSS	(5,087,416)	(33%)	(4,202,076)	(30%)	(13,577,970)	(23%)	(16,960,467)	(36%)
INTEREST EXPENSE	(707,521)	(5%)	(68,249)	(<1%)	(1,342,173)	(2%)	(245,492)	(1%)
REVENUE INTEREST EXPENSE	—	—	(332,305)	(2%)	(756,703)	(1%)	(1,179,466)	(3%)
GAIN ON SALE OF ASSET	—	—	—	—	372,375	1%	—	—
CHARGE FOR REPURCHASE OF REVENUE INTEREST OBLIGATION	—	—	—	—	(16,605,029)	(29%)	—	—
INTEREST INCOME	676,756	4%	261,731	2%	1,759,357	3%	921,786	2%

LOSS BEFORE INCOME TAX	(5,118,181)	33%	(4,340,899)	(31%)	(30,150,143)	52%	(17,463,639)	(37%)
INCOME TAX BENEFIT	267,980	2%	—	—	267,980	<1%	—	—

NET LOSS	$(4,850,201)	(31%)	$(4,340,899)	(31%)	$(29,882,163)	(51%)	$(17,463,639)	(37%)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.06)		$(0.08)		$(0.44)		$(0.33)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	75,116,189		56,255,987		67,181,349		53,353,539

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

	December 31, 2007	December 31, 2006
Balance Sheet Data:
Cash and cash equivalents	$10,185,775	$16,402,379
Short-term investments	38,222,113	11,936,143
Accounts receivable, net	8,437,917	8,755,068
Inventories	15,611,769	9,444,483
Prepaid revenue interest expense	0	570,534
Other current assets	633,058	356,005

Total current assets	73,090,632	47,464,612
Property and equipment, net	8,252,394	5,294,880
License Right Intangible	8,149,608	9,000,000
Other assets	724,504	455,819

Total assets	$90,217,138	$62,215,311

Current liabilities	$11,281,583	$8,164,375
Derivative liability associated with non-employee stock options	352,746	1,819,761
Long-term liabilities, net of debt discount	24,053,392	8,969,653

Total liabilities	35,687,721	18,953,789
Total shareholders’ equity	54,529,417	43,261,522

	$90,217,138	$62,215,311

	Year Ended December 31,
	2007	2006
Cash Flow Data:
Net cash used in operating activities	$(14,173,620)	$(16,037,621)

Net cash used in investing activities	$(27,557,306)	$(3,326,524)

Net cash provided by financing activities	$35,454,219	$27,094,149

Effect of exchange rate changes on cash and cash equivalents	$60,103	$(162,319)

Source: Orthovita, Inc.